EXHIBIT 10.3

EQUITY SUPPORT AGREEMENT

among

U.S. ENERGY SYSTEMS, INC.,

a Delaware corporation

as Sponsor

and

GBGH, LLC,

a Delaware limited liability company

as Borrower

and

CREDIT SUISSE,

as First Lien Collateral Agent and Second Lien Collateral Agent

Dated as of August 7, 2006

i

ARTICLE 5. COVENANTS		19

5.1	Maintenance of Corporate Existence	19
5.2	Restrictions on Consolidations and Mergers	19
5.3	Notice of Sponsor Material Adverse Effect	19
5.4	Ranking	19
5.5	Further Assurances	19
5.6	Financial and Other Information.	19
	5.6.1. Annual Financials	19
	5.6.2. Quarterly Financials	20
	5.6.3. Delivery of Financials.	20

ARTICLE 6. MISCELLANEOUS		20

6.1	No Waiver; Remedies	20
6.2	Severability	21
6.3	Headings	21
6.4	Assignment	21
6.5	Amendments, Etc	21
6.6	Governing Law; Jurisdiction; Waiver of Jury Trial, Etc	21
6.7	Payments	22
6.8	Expenses and Indemnification.	22
	6.8.1. Expenses	22
	6.8.2. Indemnification	22
6.9	Notices	22
6.10	Execution in Counterparts	23
6.11	Termination	23
6.12	Survival of Obligations	23

Schedule I	-	Completion Tests

Exhibit A	-	Form of Collateral Agent Change Notice

Exhibit B	-	Form of Equity Support Letter of Credit

ii

EQUITY SUPPORT AGREEMENT

This EQUITY SUPPORT AGREEMENT, dated as of August 7, 2006 (this “Agreement”), is entered into among U.S. ENERGY SYSTEMS, INC., a corporation organized under the laws of the State of Delaware (the “Sponsor”), GBGH, LLC, a limited liability company formed under the laws of the State of Delaware (the “Borrower”), and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as first lien collateral agent on behalf of the First Lien Secured Parties (in such capacity, together with any successor or permitted assigns, the “First Lien Collateral Agent”) and as second lien collateral agent on behalf of the Second Lien Secured Parties (in such capacity, together with any successor or permitted assigns, the “Second Lien Collateral Agent”). Capitalized terms used in this Agreement have the meanings specified in Section 1.1 below.

RECITALS

A. The Sponsor is the indirect owner of 75% of the issued and outstanding common membership interests of the Borrower.

B. The Borrower has entered into (i) a First Lien Credit Agreement, dated as of the date hereof (the “First Lien Credit Agreement”) with the First Lien Lenders party thereto, Credit Suisse, as First Lien Administrative Agent and as First Lien Collateral Agent, and Credit Suisse Securities (USA) LLC (“Credit Suisse Securities”), as sole lead arranger and sole bookrunner, which First Lien Credit Agreement provides for advances in a principal amount of up to U.S.$113,500,000 by the First Lien Lenders to the Borrower and (ii) a Second Lien Credit Agreement, dated as of the date hereof (the “Second Lien Credit Agreement”, and together with the First Lien Credit Agreement, the “Credit Agreements”) with the Second Lien Lenders party thereto, Credit Suisse, as Second Lien Administrative Agent and Second Lien Collateral Agent, and Credit Suisse Securities, as sole lead arranger and sole bookrunner, which Second Lien Credit Agreement provides for advances in a principal amount of up to U.S.$29,500,000 by the Second Lien Lenders to the Borrower.

C. The Borrower has entered into that certain Collateral and Intercreditor Agreement, dated as of the date hereof (the “Intercreditor Agreement”), with Credit Suisse, as First Lien Collateral Agent, Second Lien Collateral Agent, First Lien Administrative Agent and Second Lien Administrative Agent, the Guarantors party thereto, the Pledgors party thereto and Silver Point Finance, LLC, as Third Lien Collateral Agent and Third Lien Administrative Agent.

D. The Sponsor, as an indirect shareholder of the Borrower, will derive substantial benefit from the transactions contemplated by the Credit Agreements.

E. It is a condition precedent to (i) the First Lien Secured Parties entering into the First Lien Credit Agreement and (ii) the Second Lien Secured Parties entering into the Second Lien Credit Agreement that the Sponsor and the Borrower enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and as an inducement to the Secured Parties to enter into the Financing Documents with the Loan Parties, the Sponsor and the Borrower hereby consent and agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Defined Terms and Rules of Interpretation. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings:

“Additional Expansion Cost Contribution” has the meaning specified in Section 2.1.1(a).

“Additional Expansion Costs” has the meaning specified in Section 2.1.1(a).

“Agreement” has the meaning specified in the preamble to this Agreement.

“Appropriate Collateral Agent” means (a) until such time as the First Lien Collateral Agent delivers to the Sponsor, the Borrower and, to the extent relevant, the issuer of the Equity Support Letter of Credit, a notice in the form of Exhibit A hereto, the First Lien Collateral Agent, and (b) at all times after the delivery of such notice, the Second Lien Collateral Agent.

“Bankruptcy Event” means any event described in Section 6.01(f) of each Credit Agreement as in effect as of the date hereof.

“Base Equity Balance” means, as of any date of determination, the greater of (a) U.S.$0.00 and (b) the amount by which (i) the Maximum Base Equity Amount exceeds (ii) the sum of (A) the aggregate amount of all Additional Expansion Cost Contributions and Default Contributions made by or on behalf of the Sponsor prior to such date (including, without limitation, the amount of any drawings under the Equity Support Letter of Credit or amounts transferred from the Sponsor Funding Account and applied in lieu of such Additional Expansion Cost Contribution or Default Contribution, as applicable) and (B) any amounts transferred to the Expansion Accounts pursuant to priority seventeenth of Section 7.6(a) or priority sixteenth of Section 7.6(b) of the Intercreditor Agreement for the payment of Expansion Costs prior to such date. For purposes of calculating the Base Equity Balance, any amount transferred to the Sterling Expansion Account pursuant to priority seventeenth of Section 7.6(a) of the Intercreditor Agreement shall be equal to the Dollar Equivalent of the amount so transferred.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Credit Suisse” has the meaning specified in the preamble to this Agreement.

“Closing Date” means the date of this Agreement.

“Credit Agreements” has the meaning specified in the recitals to this Agreement.

“Credit Suisse” has the meaning specified in the preamble to this Agreement.

“Credit Suisse Securities” has the meaning specified in the recitals to this Agreement.

“Default Contribution” has the meaning specified in Section 2.1.1(b).

“Default Rate” means a rate per annum equal at all times to 10% per annum.

“Dollar Equivalent” means, as of the date of any transfer of funds from the Sterling Revenue Account to the Sterling Expansion Account pursuant to priority seventeenth of Section 7.6(a) of the Intercreditor Agreement, the equivalent in Dollars of the amount of the Sterling so transferred determined at the rate quoted by Citibank, N.A. at 10:00 A.M. (London time) on the date of such transfer for the spot purchase in the London foreign exchange market for such amount of Sterling with Dollars.

“EDGAR” has the meaning specified in Section 5.6.3.

“Equity Support Balance” means, as of any date of determination, the sum of (a) the amount of cash on deposit in, or credited to the Sponsor Funding Account and (b) the amount available to be drawn under the Equity Support Letter of Credit then in effect and held by the Appropriate Collateral Agent.

“Equity Support Deficiency” means the failure of the Equity Support Balance, at any date of determination occurring prior to the Termination Date, to be equal to or greater than the Required Equity Support Amount.

“Equity Support Letter of Credit” means a single unconditional, irrevocable letter of credit substantially in the form of Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Appropriate Collateral Agent, in either case issued by an Acceptable LC Issuer to the Appropriate Collateral Agent, and, to the extent the Appropriate Collateral Agent is the First Lien Collateral Agent, transferable to the Second Lien Collateral Agent and to any successor to either Collateral Agent, with amounts drawn thereunder payable in immediately available funds in Dollars in New York City, New York.

“Expansion Accounts” means the Dollar Expansion Account and the Sterling Expansion Account.

“First Lien Collateral Agent” has the meaning specified in the preamble to this Agreement.

“First Lien Credit Agreement” has the meaning specified in the recitals to this Agreement.

“First Lien Prepayment Contribution” means upon the occurrence of any Prepayment Event, an amount equal to the lesser of (a) (i) in the case of any Undisclosed Information Prepayment Event, the Undisclosed Information Prepayment Amount

determined with respect to such Undisclosed Information Prepayment Event and (ii) in the case of any Warranty Claim Prepayment Event, the Warranty Claim Prepayment Amount determined with respect to such Warranty Claim Prepayment Event and (b) the outstanding principal amount of the First Lien Loans at the time of such Prepayment Event.

“Hedge Contribution” has the meaning specified in Section 2.1.1(d).

“Hedge Date” means the later to occur of (a) the date on which the Borrower has made payment in full of the Additional Hedge Premium, as certified in writing by the Borrower to the Appropriate Collateral Agent and acknowledged by (i) in the case of an extension of the Initial Interest Rate and Currency Hedge Agreement, CS International or (ii) in the case of any Replacement Interest Rate and Hedge Agreement, by the Person acting as counterparty thereunder and (b) the date on which the Sponsor has made the Hedge Contribution.

“Increase Date” means the date which is the first anniversary of the Closing Date.

“Indemnified Party” has the meaning specified in Section 6.8.2.

“Intercreditor Agreement” has the meaning specified in the recitals to this Agreement.

“Maximum Base Equity Amount” means U.S.$21,000,000.

“Maximum Prepayment Equity Amount” means U.S.$4,000,000.

“Other Taxes” has the meaning specified in Section 2.2(b).

“Phase I Completion” shall occur when the conditions set forth on Schedule I under the heading “Phase I Completion” shall have been satisfied.

“Phase II Completion” shall occur when the conditions set forth on Schedule I under the heading “Phase II Completion” shall have been satisfied.

“Prepayment Amount” means any Undisclosed Information Prepayment Amount or Warranty Claim Prepayment Amount.

“Prepayment Amount Notice” has the meaning specified in Section 2.1.2(c).

“Prepayment Contribution” means a First Lien Prepayment Contribution or a Second Lien Prepayment Contribution, as the context may require.

“Prepayment Equity Balance” means, as of any date of determination, the greater of (a) U.S.$0.00 and (B) the amount by which (i) the Maximum Prepayment Equity Amount exceeds (ii) the aggregate amount of all Prepayment Contributions made by or on behalf of the Sponsor prior to such date (including, without limitation, the amount of any drawings under the Equity Support Letter of Credit or amounts transferred from the Sponsor Funding Account and applied in lieu of such Prepayment Contribution).

“Prepayment Event” means any Undisclosed Information Prepayment Event or Warranty Claim Prepayment Event.

“Prepayment Event Notice” has the meaning specified in Section 2.1.2(c).

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as are commonly used by professional and reputable owners and operators in the power generation and natural gas extraction industries for facilities located in the United Kingdom which are similar to the Project that, in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, are considered good, safe and prudent practices in connection with the design and construction and operation and maintenance of equipment, facilities and improvements, with commensurate standards of safety, performance, dependability, efficiency and economy.

“Relevant Collateral Agent” means, with respect to the First Lien Secured Parties, the First Lien Collateral Agent and, with respect to the Second Lien Secured Parties, the Second Lien Collateral Agent.

“Required Equity Support Amount” means (a) prior to the Increase Date, U.S.$21,000,000 less the lesser of (i) U.S.$5,000,000 and (ii) the aggregate amount of Additional Expansion Cost Contributions and Default Contributions made on or prior to such date of determination and (b) on or after the Increase Date, U.S.$25,000,000 less the lesser of (x) U.S.$5,000,000 and (y) the aggregate amount of Additional Expansion Cost Contributions and Default Contributions made on or prior to such date of determination.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Collateral Agent” has the meaning specified in the preamble to this Agreement.

“Second Lien Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Second Lien Prepayment Contributions” means upon the occurrence of any Prepayment Event, an amount equal to the lesser of (a) an amount equal to (i) in the case of any Undisclosed Information Prepayment Event, the Undisclosed Information Prepayment Amount determined with respect to such Undisclosed Information Prepayment Event and (ii) in the case of any Warranty Claim Prepayment Event, the Warranty Claim Prepayment Amount determined with respect to such Warranty Claim Prepayment Event less, in each case the First Lien Prepayment Contribution associated with such Prepayment Event, and (b) the outstanding principal amount of the Second Lien Loans at the time of such Prepayment Event.

“Sponsor” has the meaning specified in the preamble to this Agreement.

“Sponsor Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Sponsor, (b) the rights and remedies, taken as a whole, of either Collateral Agent or the Secured Parties hereunder or (c) the ability of the Sponsor to perform its obligations under this Agreement.

“Taxes” has the meaning specified in Section 2.2(a).

“Termination Date” means the later to occur of (a) August 7, 2009, (b) Phase II Completion and (c) the Hedge Date.

“Undisclosed Information Prepayment Amount” means, with respect to any Undisclosed Information Prepayment Event, an amount determined in accordance with the procedure set forth in Section 2.1.2(c) equal to the damage to the Borrower as a result of the circumstance that triggered such Undisclosed Information Prepayment Event (after taking into account all rights the Borrower has to compensation with respect to such damage).

“Undisclosed Information Prepayment Event” shall occur if, at any time prior to the earlier of (a) August 7, 2009 and (b) the date on which the Borrower has voluntarily prepaid the First Lien Loans in an aggregate amount equal to or greater than U.S.$4,000,000 from amounts provided by the Sponsor, any information becomes known to any Loan Party or any Secured Party which (i) is related to the Project, (ii) has not been previously disclosed to the Secured Parties, (iii) is adverse to the Project or the Borrower and (iv) is reasonably likely to have a material adverse effect on the business, operations or financial condition of the Borrower, or on its ability to comply with its Obligations under the Financing Documents.

“Warranty Claim Prepayment Amount” means, with respect to any Warranty Claim Prepayment Event, an amount determined in accordance with the procedure set forth in Section 2.1.2(c) equal to the amount of any claim in excess of the applicable “cap” or limitation on liability or that is time-barred, as the case may be, under the TCW Purchase and Sale Agreement.

“Warranty Claim Prepayment Event” shall occur if, at any time prior to the earlier of (a) August 7, 2009 and (b) the date on which the Borrower has voluntarily prepaid the First Lien Loans in an aggregate amount equal to or greater than U.S.$4,000,000 from amounts provided by the Sponsor, (i) the Borrower shall be entitled to make any claim against any counterparty under any Purchase and Sale Agreement (other than the Scottish Power Purchase and Sale Agreement) for breach of any warranty by such counterparty under such Purchase and Sale Agreement (or, but for the passage of time and the expiration of any warranty period thereunder, would be so entitled), (ii) the amount of damages or losses of such claim exceeds any applicable “cap” or limitation on liability or is time-barred under such Purchase and Sale Agreement and (iii) the circumstance giving rise to such claim is reasonably likely to have a material adverse effect on the business, operations or financial condition of the Borrower, or on its ability to comply with its obligations under the Financing Documents.

1.2 Intercreditor Agreement Definitions. Unless otherwise defined herein or unless the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Intercreditor Agreement.

1.3 Rules of Interpretation. Unless otherwise provided herein, the rules of interpretation set forth in the Intercreditor Agreement shall apply to this Agreement, including its preamble and recitals.

ARTICLE 2.

OBLIGATIONS OF SPONSOR

2.1 Sponsor Funding Obligations.

2.1.1. Obligation to Provide Sponsor Funding. The Sponsor hereby agrees, for the benefit of the Borrower and the Collateral Agents (on behalf of the Secured Parties) as follows:

(a) from time to time on any day occurring prior to the occurrence of Phase II Completion, to the extent that there are insufficient funds in the Expansion Accounts with which to pay any Expansion Costs necessary to achieve Phase I Completion or Phase II Completion on or prior to (i) in the case of Phase I Completion, February 7, 2007 and (ii) in the case of Phase II Completion, August 7, 2009 in accordance with Sections 7.9 and 7.10 of the Intercreditor Agreement (any such shortfall being “Additional Expansion Costs”), the Sponsor shall provide funds to the Borrower in an amount equal to such Additional Expansion Costs (any such Sponsor funding, an “Additional Expansion Cost Contribution”); provided that the Sponsor shall not be required to make any Additional Expansion Cost Contributions to the extent that the Base Equity Balance equals zero;

(b) upon the occurrence and during the continuance of any Event of Default, within three (3) Business Days of demand therefor from the Appropriate Collateral Agent, the Sponsor shall pay the Appropriate Collateral Agent an amount equal to the Base Equity Balance at such time (any such Sponsor funding, a “Default Contribution”);

(c) upon the occurrence of a Prepayment Event, within ten (10) Business Days of receipt by the Borrower and the Sponsor of a Prepayment Amount Notice, the Sponsor shall pay (i) to the First Lien Collateral Agent, an amount equal to the First Lien Prepayment Contribution (if any) corresponding to such Prepayment Event and (ii) to the Second Lien Collateral Agent, an amount equal to the Second Lien Prepayment Contribution (if any) corresponding to such Prepayment Event; provided that the Sponsor shall not be required to make any Prepayment Contribution pursuant to this Section 2.1.1(c) to the extent that the Prepayment Equity Balance equals zero; and

(d) on or prior to the Hedge Date, the Sponsor shall provide funds to the Borrower in an amount equal to the Additional Hedge Premium (any such Sponsor funding, a “Hedge Contribution”).

2.1.2. Sponsor Obligation Regarding Major Maintenance Account. On or prior to September 7, 2007, the Sponsor shall provide funds to the Appropriate Collateral Agent in an amount equal to the £2,659,576 to be deposited into, or credited to, in immediately available funds, the Major Maintenance Account for further application in accordance with the terms of the Intercreditor Agreement and the other Financing Documents.

2.1.3. Application of Sponsor Funding; Prepayment Determinations. (a) The Sponsor agrees that it shall cause the proceeds of any Additional Expansion Cost Contributions to be deposited into, or credited to, in immediately available funds, the Dollar Expansion Account for further application in accordance with the terms of the Intercreditor Agreement and the other Financing Documents.

(b) The Appropriate Collateral Agent is hereby instructed to, and shall promptly upon receipt, apply the proceeds of any Default Contribution in accordance with Section 4.1 of the Intercreditor Agreement.

(c) Upon the occurrence of any Prepayment Event, the Borrower shall promptly notify the Appropriate Collateral Agent in writing of the occurrence thereof (a “Prepayment Event Notice”). Upon receipt of any Prepayment Event Notice, the Appropriate Collateral Agent shall, in good faith, determine the Prepayment Amount corresponding to such Prepayment Event and shall notify the Sponsor and the Borrower of such Prepayment Amount (a “Prepayment Amount Notice”). Upon receipt of any Prepayment Contributions, the Appropriate Collateral Agent is hereby instructed to, and shall promptly transfer (i) to the extent such Prepayment Contribution is a First Lien Prepayment Contribution, the amount of such First Lien Prepayment Contribution to the First Lien Administrative Agent to be applied as a prepayment of the First Lien Loans in accordance with Section 2.06(b)(v) of the First Lien Credit Agreement and (ii) to the extent such Prepayment Contribution is a Second Lien Prepayment Contribution, the amount of such Second Lien Prepayment Contribution to the Second Lien Administrative Agent to be applied as a prepayment of the Second Lien Loans in accordance with Section 2.06(b)(iv) of the Second Lien Credit Agreement.

(d) The Sponsor agrees that it shall cause the proceeds of any Hedge Contribution to be deposited into, or credited to, in immediately available funds, the Dollar Revenue Account for further application in accordance with the terms of the Intercreditor Agreement.

2.1.4. Equity Support. (a) On or prior to the Closing Date, the Sponsor shall cause the Equity Support Balance to be equal to the Required Equity Support Amount either by (A) delivering to the First Lien Collateral Agent an Equity Support Letter of Credit in a stated face amount equal to the Required Equity Support Amount or (B) causing funds to be deposited into, or credited to the Sponsor Funding Account in an aggregate amount equal to the Required Equity Support Amount.

(b) In the event that the Equity Support Letter of Credit has not been extended or replaced with another Equity Support Letter of Credit at least thirty (30) days prior to its stated expiration or termination date, the Appropriate Collateral Agent is hereby instructed to, and shall, make a drawing on such Equity Support Letter of Credit in the full amount thereof on the date of such drawing and cause such funds to be deposited into, or credited to, the Sponsor Funding Account for further application in accordance with Section 7.14 of the Intercreditor Agreement.

(c) If at any time the Sponsor fails to fulfill its obligations to provide Sponsor funding under Section 2.1.1, the Appropriate Collateral Trustee is hereby instructed to, and shall, make a drawing under the Equity Support Letter of Credit in an amount equal to the amount of Sponsor funding owed by the Sponsor pursuant to Section 2.1.1 and cause such funds: (i) in the case of any drawing resulting from the Sponsor’s failure to make an Additional Expansion Cost Contributions, to be deposited into, or credited to the Dollar Expansion Account for further application in accordance with the terms of the Intercreditor Agreement and the other Financing Documents; (ii) in the case of any drawing resulting from the Sponsor’s failure to make a Default Contribution to be applied in accordance with Section 2.1.2(b); (iii) in the case of any drawing resulting from the Sponsor’s failure to make a Prepayment Contribution, to be applied in accordance with Section 2.1.2(c); and (iv) in the case of any drawing resulting from the Sponsor’s failure to make a Hedge Contribution, to be deposited into, or credited to the Dollar Revenue Account for further application in accordance with the terms of the Intercreditor Agreement.

(d) If at any time any bank or financial institution having issued the Equity Support Letter of Credit ceases to be an Acceptable LC Issuer, the Sponsor shall promptly, (but in any event within five (5) Business Days of obtaining knowledge of such fact), notify the Collateral Agents of such fact and deliver to the Appropriate Collateral Agent a replacement Equity Support Letter of Credit (identified therein as such) issued by an Acceptable LC Issuer no later than thirty (30) Business Days after obtaining knowledge of such fact. In the event that the Sponsor fails to deliver to the Appropriate Collateral Agent a replacement Equity Support Letter of Credit prior to the end of such 30-day period, the Appropriate Collateral Agent is instructed to, and shall, make a drawing under the existing Equity Support Letter of Credit in the full amount hereof as of the date of such drawing and cause such funds to be deposited into, or credited to, the Sponsor Funding Account for further application in accordance with Section 7.14 of the Intercreditor Agreement.

(e) In the event that at any time prior to the Termination Date, there shall exist an Equity Support Deficiency, the Sponsor, shall within sixty (60) days of the occurrence of such Equity Support Deficiency, (i) deliver to the Appropriate Collateral Agent a replacement Equity Support Letter of Credit or (ii) cause to be deposited into, or credited to, the Sponsor Funding Account immediately available funds, such that after giving effect thereto, no Equity Support Deficiency shall exist. Notwithstanding the foregoing, no later than the Increase Date, the Sponsor shall ensure that the Equity Support Balance shall be equal to the amount set forth in clause (b) of the definition of “Required Equity Support Amount”.

(f) The Equity Support Letter of Credit shall be obtained and maintained by the Sponsor and shall be the sole obligation of the Sponsor and the issuer thereof shall have no recourse to the Borrower, the Guarantors or any of their respective properties or assets with respect thereto (whether for reimbursement of amounts drawn, fees, expenses, indemnification or otherwise).

(g) Any payment made with the proceeds of any drawing under the Equity Support Letter of Credit pursuant to Section 2.1.3(b) or with funds on deposit in the Sponsor Funding Account pursuant to Section 7.14(b) of the Intercreditor Agreement shall automatically and without further action be deemed to satisfy the obligation of the Sponsor make the corresponding payment under Section 2.1.1.

2.2 Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by the Sponsor under this Agreement shall be made, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States of America or any political subdivisions thereof or therein or any other jurisdiction, excluding, in the case of any Person, taxes imposed on its overall net income, branch profit taxes and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Person is organized or any political subdivision thereof, and, in the case of any Person taxes imposed on its overall net income, branch profits taxes and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction in which such Person is organized, or any political subdivision thereof or therein (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Sponsor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Agreement to the Borrower or any Secured Party, (i) the sum payable by the Sponsor shall be increased as may be necessary so that after the Sponsor, the Borrower and the Appropriate Collateral Agent have made all deductions on account of Taxes required by law (including deductions applicable to additional sums payable under this Section 2.2), the Borrower and such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Sponsor shall make all deductions required by law and (iii) the Sponsor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Sponsor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made by or on behalf the Sponsor under or in respect of this Agreement or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) Without duplication of the Sponsor’s obligation to pay increased amounts on account of Taxes or Other Taxes pursuant to Sections 2.2(a) and (b), respectively, the Sponsor will indemnify each Secured Party for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of Taxes or Other Taxes imposed on amounts payable under this Section 2.2, imposed on or paid by such Secured Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. Such Secured Party shall promptly give written notice to the Sponsor as soon as such Secured Party has notice of the imposition of any Tax or Other Tax. Payment under this indemnification shall be made within 30 days from the date such Secured Party makes written demand therefor.

(d) Within 30 days after the date of any payment made pursuant to Section 2.2(a)(iii) by or on behalf of the Sponsor, the Sponsor shall furnish to the Appropriate Collateral Agent, at its address referred to in Section 6.9, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of the Sponsor through an account or branch outside the United States or by or on behalf of the Sponsor by a payor that is not a United States person, if the Sponsor determines that no Taxes are payable in respect thereof, the Sponsor shall furnish, or shall cause such payor to furnish, to the Appropriate Collateral Agent, at such address, an opinion of counsel reasonably acceptable to the Appropriate Collateral Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.2, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Notwithstanding any provision to the contrary in this Agreement, on or prior to the date a Person becomes a Secured Party, such Person (by its acceptance of the benefits of this Agreement) agrees, to the extent that such Person is at such time legally entitled to do so, and from time to time thereafter upon the reasonable request in writing by the Sponsor (but only so long thereafter as such Secured Party remains lawfully able to do so), to provide each of the Relevant Collateral Agent and the Sponsor with two properly completed and duly executed originals of each of the following Internal Revenue Service forms, as applicable: (i) Form W-8ECI (in the case of a non-U.S. Person claiming exemption from withholding because the income is effectively connected with a U.S. trade or business), (ii) Form W-8BEN (in the case of a non-U.S. Person claiming exemption from, or reduction of, withholding tax under an income tax treaty or under the portfolio interest exemption), (iii) with respect to any interest in this Agreement in which a participation has been sold, a Form W-8IMY along with accompanying Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption), (iv) any other applicable form, certificate or document necessary to establish such non-U.S. Person’s entitlement to exemption from United States withholding tax or reduced rate with respect to all payments to be made to such non-U.S. Person under this Agreement, or (v) in the case of any other Person, Form W-9 (claiming exemption from backup withholding tax), or any successor forms. Each Secured Party (by its acceptance of the benefits of this Agreement) agrees that from time to time after the date of this Agreement, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Secured Party will, to the extent that such Secured Party is at such time legally entitled to do so, deliver to the Sponsor and the Relevant Collateral Agent two new accurate and complete original signed copies of the applicable certification form. Notwithstanding anything to the contrary in this Section 2.2, (i) a Secured Party shall only be entitled to payment on account of or indemnification for Taxes imposed by the United States of America (including any political subdivision thereof or therein) if there is a change of applicable treaty, law or regulation after the date of this Agreement and in the event of such change of applicable treaty, law or regulation, the Sponsor will be liable for payment on account of or indemnification for an amount equal to the increase in Taxes that results from such subsequent change of treaty, law or regulation, and (ii) a Secured Party shall not be entitled to a payment on account of or indemnification under Section 2.2(a) or (c) with respect to Taxes for any period with respect to which a Secured Party has failed to provide the Sponsor with the appropriate form, certificate or other document described in this Section 2.2(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above); provided, however, that should a Secured Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Sponsor shall take such steps as the Secured Party shall reasonably request to assist the Secured Party to recover such Taxes.

(f) Notwithstanding any provision to the contrary in this Agreement, the Sponsor will not be obligated to make payments on account of or indemnify any Secured Party for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, or any present or future stamp or other documentary taxes or property taxes, charges or similar levies that are neither Taxes nor Other Taxes.

(g) Notwithstanding any provision to the contrary in this Agreement, in the event that a Secured Party that is not an initial Secured Party and who purchased its interest in Secured Obligation without the consent of the Borrower to the extent required under the relevant Financing Document seeks (i) payment of additional amounts pursuant to Section 2.2(a) hereunder, (ii) payment of Other Taxes pursuant to Section 2.2(b) hereunder, or (iii) indemnification for Taxes or Other Taxes pursuant to Section 2.2(c) hereunder, the amount of any such payment or indemnification will be no greater than what it would have been had the initial Secured Party not transferred, assigned or sold its interest in the Secured Obligation.

2.3 Late Payment In the event that any payment or contribution due from the Sponsor hereunder to the Borrower or the Appropriate Collateral Agent is not made on the date such payment or contribution becomes due hereunder, the amount of such delinquent payment or contribution shall bear interest at the Default Rate (computed on the basis of a 365 or 366 day year, as the case may be, and the actual days elapsed) until such time as payment or contribution is made.

2.4 Waiver of Defenses; Obligations Unconditional.

2.4.1. Waiver of Defenses The Sponsor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including (a) any right to require either Collateral Agent or the other Secured Parties to proceed against any Loan Party or any other Person or to proceed against or exhaust any security held by either Collateral Agent or the other Secured Parties at any time or to pursue any other remedy in such Collateral Agent’s or any other Secured Party’s power before proceeding against the Sponsor, (b) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of any Loan Party or any other Person or the failure of either Collateral Agent or any other Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any Loan Party or any other Person, (c) demand, presentment, protest and notice of any kind, including notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Loan Party, Collateral Agent, the other Secured Parties, any endorser or creditor of the foregoing or on the part of any other Person under this or any other instrument in connection with any obligation or evidence of indebtedness held by either Collateral Agent or the other Secured Parties as collateral or in connection with any Obligations, (d) any defense based upon an election of remedies by either Collateral Agent or the other Secured Parties, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Sponsor, the right of the Sponsor to proceed against a Loan Party or another Person for reimbursement, or both, (e) any defense based on any offset against any amounts which may be owed by any Person to the Sponsor for any reason whatsoever, (f) any defense based on any act, failure to act, delay or omission whatsoever on the part of a Loan Party of the failure by a Loan Party to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Financing Documents, (g) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (h) any defense, setoff or counterclaim which may at any time be available to or asserted by a Loan Party against either Collateral Agent, the other Secured Parties or any other Person under the Financing Documents, (i) any duty on the part of either Collateral Agent or any other Secured Party to disclose to the Sponsor any facts such Collateral Agent or such other Secured Party may now or hereafter know about any Loan Party, regardless of whether such Collateral Agent or such other Secured Party has reason to believe that any such facts materially increase the risk beyond that which the Sponsor intends to assume, or have reason to believe that such facts are unknown to the Sponsor, or have a reasonable opportunity to communicate such facts to the Sponsor, since the Sponsor acknowledges that the Sponsor is fully responsible for being and keeping informed of the financial condition of the Loan Parties and of all circumstances bearing on the risk of non-payment of any obligations and liabilities hereby guaranteed, (j) the fact that any Loan Party may at any time in the future dispose of all or part of its direct or indirect interest in any other Loan Party, (k) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the Financing Documents or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Financing Documents, (l) any defense arising because of either Collateral Agent’s or any other Secured Party’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, and (m) any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

2.4.2. Obligations Unconditional. All obligations of the Sponsor and the Borrower hereunder shall be irrevocable, absolute and unconditional irrespective of, and each of the Sponsor and the Borrower hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement or any Financing Document or any agreement or instrument relating thereto;

(b) the failure of any Secured Party:

(i) to assert any claim or demand or to enforce any right or remedy against the Borrower, the Sponsor, any other Loan Party or any other Person (including any guarantor) under the provisions of the Financing Documents or otherwise, or

(ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Secured Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all of the Secured Obligations, or any other extension or renewal of any Obligation of the

Borrower, the Sponsor or any other Loan Party under or in respect of the Financing Documents, or any other amendment or waiver of or any consent to departure from any Financing Document, including, without limitation, any increase in any Obligation resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(d) any reduction, limitation, impairment or termination of any of the Secured Obligations for any reason other than the written agreement of the Secured Parties to terminate the Secured Obligations in full, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to, and the Sponsor hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligation of the Borrower, any other Loan Party or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Financing Documents;

(f) any manner of application of the Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations of any Loan Party under the Financing Documents or any other assets of any Loan Party or any of its Subsidiaries;

(g) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(h) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each of the Sponsor and the Borrower waiving any duty on the part of any Secured Party to disclose such information);

(i) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other security interest held by any Secured Party securing any of the Secured Obligations; or

(j) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, any other Loan Party, the Sponsor, any surety or any guarantor.

2.5 Subrogation The Sponsor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Sponsor’s Obligations under or in respect of this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Secured Obligations and all other amounts payable under this Agreement shall have been paid in full in cash and the Commitments (as defined in the applicable Credit Agreement) shall have expired or been terminated. If any amount shall be paid to the Sponsor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Secured Obligations and all other amounts payable under this Agreement, and (b) February 7, 2014, and (c) the latest date of expiration or termination of the Commitments (as defined in the applicable Credit Agreement), such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of the Sponsor and shall forthwith be paid or delivered to the Appropriate Collateral Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Secured Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Financing Documents, or to be held as Collateral for any Secured Obligations or other amounts payable under this Agreement thereafter arising.

ARTICLE 3.

SPECIFIC PROVISIONS

3.1 Reinstatement. This Agreement and the obligations of the Sponsor hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment made pursuant to this Agreement is rescinded or must otherwise be returned by the Borrower or any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person (including the Sponsor) in respect of such payment, and the Sponsor shall pay the Collateral Agents on demand all of its reasonable costs and expenses (including reasonable fees of counsel) incurred by the Collateral Agents in connection with such rescission or restoration.

3.2 Specific Performance. The Sponsor hereby irrevocably waives, to the extent it may do so under applicable law, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against the Sponsor for specific performance of this Agreement by the Borrower or any successor or assign thereof (including either Collateral Agent) or for their benefit by a receiver, custodian or trustee appointed for the Borrower or in respect of all or a substantial part of its assets, under the bankruptcy or insolvency laws of any jurisdiction to which the Borrower or its assets are subject.

3.3 Bankruptcy Code Waiver. The Sponsor hereby irrevocably waives, to the extent it may do so under applicable law, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of any other Bankruptcy Law in the event of a Bankruptcy Event. Specifically, in the event that the trustee (or similar official) in a Bankruptcy Event or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of the Borrower under this Agreement), the Sponsor shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Code, or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import. If a Bankruptcy Event shall occur, the Sponsor agrees, after the occurrence of the Bankruptcy Event, to reconfirm in writing, to the extent permitted by applicable law, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings and, to give effect to such waiver, the Sponsor consents to the assumption and enforcement of each provision of this Agreement by the debtor-in-possession or the Borrower’s trustee in bankruptcy, as the case may be.

3.4 No Commencement of Bankruptcy Proceedings. So long as the Financing Documents remain in effect, the Sponsor shall not, without the prior written consent of Appropriate Collateral Agent, commence, or join with any other Person in commencing, any bankruptcy, reorganization, or insolvency proceeding against any Loan Party. The obligations of the Sponsor under this Agreement shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of any Loan Party, or by any defense which any Loan Party may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

3.5 Grant of Security Interest; Actions by Appropriate Collateral Agent. The Sponsor hereby consents to the assignment by the Borrower of all of its right, title and interest in, to and under this Agreement to Collateral Agents, for the benefit of the Secured Parties, pursuant to the Collateral Documents by Borrower in favor of Collateral Agents. The Sponsor agrees that the Appropriate Collateral Agent and any assignee thereof shall be entitled to enforce this Agreement in its own name and to exercise any and all rights of the Borrower under this Agreement in accordance with the terms hereof (either in its own name or in the name of the Borrower, as the Appropriate Collateral Agent may elect), and the Sponsor and the Borrower agree to comply and cooperate in all respects with such exercise. Without limiting the generality of the foregoing, the Appropriate Collateral Agent and any assignee thereof shall have the full right and power to enforce directly against the Sponsor all obligations of the Sponsor under this Agreement, and otherwise to exercise all remedies available to the Borrower hereunder and to make all demands and give all notices and make all requests (either in its own name or in the name of the Borrower, as the Appropriate Collateral Agent may elect) required or permitted to be made or given by the Borrower under this Agreement, including the right to make demand for payment of Sponsor funding pursuant to Article 2, to make a drawing under the Equity Support Letter of Credit or to require the application of funds on deposit in, or credited to, the Sponsor Funding Account in accordance with Section 7.14 of the Intercreditor Agreement, and the Sponsor acknowledges and agrees that any such action taken by the Appropriate Collateral Agent shall be deemed effective for all purposes of this Agreement and the Intercreditor Agreement to the same extent as if such action had been taken directly by the Borrower. If the Sponsor shall receive inconsistent directions from the Borrower and the Appropriate Collateral Agent, the directions of Appropriate Collateral Agent shall be deemed the effective directions, and the Sponsor shall accordingly comply with such directions of the Appropriate Collateral Agent.

3.6 Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon (a) the failure of the Sponsor to make any Sponsor funding as required hereunder, and (b) the failure of the issuer of the Equity Support Letter of Credit to make any payment in accordance with its terms, the Appropriate Collateral Agent and each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Sponsor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by any Secured Party (including by branches and agencies of each of the Secured Parties wherever located) to or for the credit or the account of the Sponsor, against and on account of the obligations of the Sponsor under this Agreement, irrespective of whether or not the Appropriate Collateral Agent shall have made any demand hereunder and although said obligations, or any of them, shall be contingent or unmatured.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

The Sponsor hereby represents and warrants to and in favor of the Borrower, the Collateral Agents and the other Secured Parties that, as of Closing Date:

4.1 Corporate Existence and Business. The Sponsor (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware (b) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Sponsor Material Adverse Effect and (c) has all requisite corporate power and authority (including, without limitation, all governmental and third-party authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

4.2 Authorization; No Contravention. The execution, delivery and performance by the Sponsor of this Agreement, and the consummation of the transactions contemplated hereby, are within the Sponsor’s corporate, powers, have been duly authorized by all necessary corporate action, and do not (a) contravene the Sponsor’s charter, bylaws or other constituent documents, (b) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (c) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Sponsor or any of its properties or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Sponsor.

4.3 Binding Agreement. This Agreement has been duly executed and delivered by the Sponsor and is the legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms.

4.4 Consents and Approvals. No consent or authorization of, filing with, or other act by or in respect of any other Person or any Governmental Authority or agency is required in connection with the execution, delivery or performance by the Sponsor, or the validity or enforceability as to the Sponsor, of this Agreement.

4.5 Litigation. There is no action, suit, investigation, litigation or proceeding involving the Sponsor pending or, to the Sponsor’s knowledge, threatened before any Governmental Authority or arbitrator that (a) could reasonably be expected to have a Sponsor Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of this Agreement or the other Financing Documents or the consummation of the transactions contemplated hereby or thereby.

4.6 Taxes. The Sponsor has filed all United States federal tax returns, and all other material tax returns, required to be filed and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Sponsor, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Sponsor. The charges, accruals and reserves on the books of the Sponsor for any material taxes or other material governmental charges are adequate.

4.7 Financing Documents. The Sponsor has reviewed and is familiar with the terms of the Financing Documents.

4.8 Regulatory Matters. The Sponsor is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The consummation of the transactions contemplated by this Agreement will not violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

4.9 Insolvency. After giving effect to the transactions contemplated by this Agreement and the contingent obligations evidenced hereby, the Sponsor is not, on either an unconsolidated basis or a consolidated basis, insolvent as such term is used or defined in any applicable Bankruptcy Law, and the Sponsor has and will have assets which, fairly valued, exceeds its indebtedness, liabilities or obligations.

(b) The Sponsor is not executing this Agreement with any intention to hinder, delay or defraud any present or future creditor or creditors of the Sponsor.

(c) The Sponsor is not engaged in any business or transaction which, after giving effect to the transactions contemplated by this Agreement, will leave the Sponsor with unreasonably small capital or assets which are unreasonably small in relation to the business or transactions engaged by the Sponsor, and the Sponsor does not intend to engage in any such business or transaction.

(d) The Sponsor does not intend to incur, nor does Sponsor believe that it will incur, debts beyond the Sponsor’s ability to repay such debts as they mature.

4.10 Ownership The Sponsor is the indirect owner of 75% of the issued and outstanding common membership interests of the Borrower.

ARTICLE 5.

COVENANTS

The Sponsor hereby covenants and agrees for the benefit of the Borrower, the Collateral Agents and the other Secured Parties that:

5.1 Maintenance of Corporate Existence. The Sponsor will at all times do, or cause to be done, all things necessary to preserve and maintain its corporate existence, franchises, rights and privileges in each jurisdiction in which the conduct of its business so requires, except where loss of any such franchises, rights or privileges could not reasonably be expected to have a Sponsor Material Adverse Effect.

5.2 Restrictions on Consolidations and Mergers. The Sponsor shall not consolidate or merge with or into another Person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Sponsor shall not permit any Person to consolidate or merge into the Sponsor.

5.3 Notice of Sponsor Material Adverse Effect. Promptly, and in any event within 30 Business Days after any officer of the Sponsor obtains knowledge thereof, the Sponsor shall give the Collateral Agents notice of the occurrence of any event, any litigation or governmental proceeding affecting or pending against the Sponsor or any of its Affiliates which has had, or could reasonably be expected to have, a Sponsor Material Adverse Effect.

5.4 Ranking. The Sponsor shall cause its obligations hereunder to at all times rank at least pari passu with all other senior unsecured obligations of the Sponsor.

5.5 Further Assurances. The Sponsor shall promptly provide the Collateral Agents with such information and other documents that they may reasonably request.

5.6 Financial and Other Information.

5.6.1. Annual Financials. Promptly after becoming available, and in any event (i) so long as the Sponsor remains subject to the provisions of the Securities Exchange Act of 1934, no later than the last day permitted under the Securities Exchange Act of 1934 (after giving effect to any extensions thereunder) and (ii) if the Sponsor is no longer subject to the provisions of the Securities Exchange Act of 1934, within 90 days, in each case, after the end of each fiscal year of the Sponsor, a copy of the annual audit report for such year for the Sponsor and its Subsidiaries, including therein consolidated balance sheets of the Sponsor and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and a consolidated statement of cash flows of the Sponsor and its Subsidiaries for such fiscal year, in each case accompanied by (i) an opinion as to such audit report of Weiser LLP or other independent public accountants of recognized standing acceptable to the Appropriate Collateral Agent and (ii) a report of such independent public accountants as to the Sponsor’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified in a manner to which the Appropriate Collateral Agent has not objected.

5.6.2. Quarterly Financials. Promptly after becoming available, and in any event (i) so long as the Sponsor remains subject to the provisions of the Securities Exchange Act of 1934, no later than the last day permitted under the Securities Exchange Act of 1934 (after giving effect to any extensions thereunder) and (ii) if the Sponsor is no longer subject to the provisions of the Securities Exchange Act of 1934, within 45 days, in each case, after the end of each of the first three quarters of each fiscal year, consolidated balance sheets of the Sponsor and its Subsidiaries as of the end of such quarter and consolidated statements of income and a consolidated statement of cash flows of the Sponsor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and consolidated statements of income and a consolidated statement of cash flows of the Sponsor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail.

5.6.3. Delivery of Financials. Documents required to be delivered pursuant to Sections 5.6.1 and 5.6.2 may (to the extent any such documents are included in materials otherwise filed with the SEC) be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Sponsor posts such documents (or provides a link thereto) to its website on the internet at www.usenergysystems.com, (b) on which the Collateral Agents have received written notice from the Sponsor of the making or filing of any financial statement or other filing or registration and the same are continuously available on the Electronic Data Gathering Analysis and Retrieval (“EDGAR”) of the SEC or (c) on which such documents are posted on the Borrower’s behalf on IntraLinks™ or a substantially similar electronic transmission system to which the Secured Parties have access; provided, that (i) the Sponsor shall deliver paper copies of such documents to any Secured Party that requests in writing that the Sponsor deliver such paper copies until a written request to cease delivering paper copies is given and (ii) the Sponsor shall notify (which may be by facsimile or electronic mail) the Collateral Agents of the posting of any such documents in accordance with the foregoing clauses (a), (b) and/or (c) above and provide to the Collateral Agents by electronic mail electronic versions (i.e., soft copies) of such documents.

ARTICLE 6.

MISCELLANEOUS

6.1 No Waiver; Remedies. No failure on the part of any Secured Party or the Borrower to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

6.2 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.3 Headings. Article and Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such article and section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

6.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Sponsor nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder (other than the assignment by the Borrower in favor of the Collateral Agents pursuant to the terms of the Collateral Documents or this Agreement) without the prior written consent of the Collateral Agents.

6.5 Amendments, Etc. This Agreement may not be amended, modified or supplemented, except in a writing signed by each of the parties hereto and otherwise in accordance with the provisions of the Intercreditor Agreement.

6.6 Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Financing Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE FINANCING DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

6.7 Payments. All amounts required to be paid by the Sponsor hereunder shall be paid in Dollars without set-off or counterclaim in immediately available funds.

6.8 Expenses and Indemnification.

6.8.1. Expenses. The Sponsor agrees to pay on demand to each Collateral Agent all costs and expenses incurred by such Collateral Agent (including the reasonable fees and disbursements of counsel) incident to its enforcement, protection or preservation of any of its rights or claims (or the rights or claims of any other Secured Party) under this Agreement.

6.8.2. Indemnification. The Sponsor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each of the Collateral Agents and each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation reasonable fees and disbursements of counsel) that may be (a) incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any obligation of the Sponsor under this Agreement to be the legal, valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with its terms, (b) incurred by such Indemnified Party in connection with the enforcement of and the exercise of any rights, remedies or power granted under this Agreement or (c) arising from a breach by the Sponsor of any of its representations and warranties, covenants or other agreements set forth in this Agreement, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appelable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. The Sponsor also agrees not to assert any claim against either Collateral Agent or any other Secured Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of otherwise relating to this Agreement or any of the other Financing Documents or any of the transactions contemplated hereby or thereby.

6.9 Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered to it, if to the Sponsor, addressed to it at its address at 545 Madison Avenue, 6th Floor, New York, NY 10002, Attention: Adam Greene, Fax: (212)588-1635, E-mail Address: agreene@usenergysystems.com; if to the Borrower, at its address specified in Section 10.9 of the Intercreditor Agreement, if to the First Lien Collateral Agent, at its address specified in Section 10.9 of the Intercreditor Agreement, if to the Second Lien Collateral Agent, at its address specified in Section 10.9 of the Intercreditor Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement shall be effective as delivery of an original executed counterpart thereof.

6.10 Execution in Counterparts. This Agreement and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

6.11 Termination. This Agreement shall terminate on the Termination Date; provided that promptly upon termination of this Agreement in accordance with this Section 6.11, to the extent not previously fully drawn, the Appropriate Collateral Agent shall deliver the Equity Support Letter of Credit to the Sponsor.

6.12 Survival of Obligations. All representations and warranties made herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the termination of this Agreement. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Sponsor set forth in Sections 2.3, 2.4, 3.1 and 6.8 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Agreement to be duly executed and delivered as of the date first above written.

GBGH, LLC,
as Borrower

By:
Name:
Title:

U.S. ENERGY SYSTEMS, INC., as Sponsor

By:
Name:
Title:

CREDIT SUISSE, Cayman Islands Branch, as First Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE, Cayman Islands Branch, as Second Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title: